Exhibit 5.1

Sara Semnani

T: +1 310 883 6467

ssemnani@cooley.com

February 21, 2024

Arcus Biosciences, Inc.

3928 Point Eden Way

Hayward, California 94545

Ladies and Gentlemen:

We have acted as counsel to Arcus Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders (the “Selling Stockholders”) of 16,248,095 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”). The Shares were issued pursuant to that certain Second Amended and Restated Common Stock Purchase Agreement, dated June 27, 2023, and that certain Third Amended and Restated Stock Purchase Agreement, dated January 29, 2024, by and between the Company and the purchasers named therein (as amended, the “Stock Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Stock Purchase Agreement and such other documents, records, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401-4100

t: + 1 310 883 6400 f: +1 310 883 6500 cooley.com

Arcus Biosciences, Inc.

February 21, 2024

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401-4100

t: + 1 310 883 6400 f: +1 310 883 6500 cooley.com

Arcus Biosciences, Inc.

February 21, 2024

Page Three

Very truly yours,

COOLEY LLP

By:	/s/ Sara Semnani
Sara Semnani

Cooley LLP 1333 2nd Street Suite 400 Santa Monica, CA 90401-4100

t: + 1 310 883 6400 f: +1 310 883 6500 cooley.com